Exhibit 99

News Release

STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Standex International To ACQUIRE TOROTEL, INC.

EXPANDING High Reliability MAGNETICS Capabilities

●	Acquiring Torotel, Inc., a Leader in Custom High Reliability Magnetics Assemblies
●	Enhances Standex’s High Reliability Magnetics Scale and Customer Value Proposition
●	Expands Technical and Application Expertise in Attractive Aerospace and Defense End Markets

SALEM, NH and OLATHE, KS – December 2, 2019 – Standex International Corporation (“Standex”) (NYSE:SXI) and Torotel, Inc. (”Torotel”), (OTC: TTLO), today announced that they have entered into a definitive agreement for Standex to acquire Torotel for approximately $48 million in cash, which includes the assumption of net debt of approximately $1.4 million. The transaction is expected to close in the first calendar quarter of 2020 and is subject to customary closing conditions and regulatory approvals, including the approval of Torotel shareholders. Standex expects the acquisition to be slightly accretive to its earnings in its first year of ownership excluding one-time purchase accounting and transaction costs.

“Torotel is a strong strategic fit with highly complementary capabilities to our existing high reliability magnetics portfolio, further adding significant technical and application expertise as well as strengthening our value proposition with industry leading customers,” commented Standex President and Chief Executive Officer David Dunbar.

Torotel specializes in the custom design, manufacture and sale of a wide variety of precision magnetic components including electro-mechanical assemblies, high voltage transformers, dry-type transformers, toroidal coils, inductors reactors and chokes for use in equipment such as aircraft navigational equipment, digital control devices, medical equipment, avionics equipment, down-hole drilling, conventional missile guidance systems, and other defense and commercial aerospace applications.

Commenting on the transaction, Herb Sizemore, Chairman, President and CEO of Torotel, stated, “We are excited to join a global leader like Standex with a similar culture and execution focus to our own. We see this as a great opportunity for our employees and customers. The acquisition will allow us to leverage our shared expertise, manufacturing know-how and solid customer relationships. As a result, we expect to be able to compete more effectively, particularly in the aerospace and defense sectors.”

“Torotel’s customized and highly-engineered solutions are very well-positioned in the aerospace and defense sectors, particularly for new platforms that are in the early stages of ramping. These end markets are characterized by large and growing addressable markets with long-term contracts based on strong engineer-to-engineer relationships and demanding technical standards, requiring close partnership with suppliers,” continued Mr. Dunbar.

“Standex has a very focused and methodical approach to integrating acquisitions and realizing commercial opportunities that we have successfully demonstrated in prior transactions. As a result, we believe that we will create significant value from this acquisition for our customers and shareholders as we further transform Standex into a more focused industrial company with significant runway for higher growth and profitability. We look forward to welcoming the Torotel team and employees to our company,” concluded Dunbar.

Founded in 1956, Torotel, Inc. is a leading designer and manufacturer of custom magnetics products primarily for the aerospace and defense industries. Torotel’s trailing twelve-month revenues are approximately $24 million. Torotel, which has 174 employees, is headquartered in Olathe, Kansas and has operating facilities in Olathe and Hatfield, Pennsylvania.

Terms of Transaction and Financing

Standex’s $48 million offer, which includes the assumption of net debt of approximately $1.4M, results in merger consideration of $7.77 per share in cash to Torotel shareholders. In addition to the purchase price, Standex will absorb approximately $8 million of transaction costs incurred by Torotel. To finance the transaction, Standex will be utilizing a portion of the $257 million available under its revolving credit facility at the end of its fiscal first quarter at September 30, 2019.

Consummation of the transaction is dependent upon approval of holders of two-thirds of Torotel’s outstanding shares. In connection with Torotel’s entry into the definitive agreement, certain significant shareholders and each director and executive officer holding shares, who collectively own approximately 62% of Torotel’s outstanding shares, have signed voting agreements committing to vote their shares in favor of the transaction. Torotel will call a special meeting of its shareholders to approve the transaction and will file a Proxy Statement with the Securities and Exchange Commission in advance of the special meeting. It is anticipated that the special meeting of Torotel’s shareholders to secure the necessary vote will be held during the first calendar quarter of 2020, with closing of the transaction occurring shortly thereafter.

Additional Information about the Proposed Transaction and Where You Can Find It

BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, TOROTEL SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

The proxy statement and other relevant materials, and any other documents filed by Torotel with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov. In addition, shareholders of Torotel may obtain free copies of the documents filed with the SEC by contacting Torotel's Chief Financial Officer at (913) 747-6111, or by writing to Chief Financial Officer, Torotel, Inc., 520 North Rogers Road, Olathe, Kansas 66062.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Engraving, Electronics, Engineering Technologies, Hydraulics, and Food Service Equipment with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Brazil, Turkey, South Africa, India and China. For additional information, visit the Company's website at http://standex.com/.

About Torotel

For additional information, visit the Company's website at http://www.torotelproducts.com/.

Contacts:

Standex                              Torotel

Ademir Sarcevic, CFO                     Heath Hancock, CFO

(603) 893-9701                              (913) 747-6111

E-mail : InvestorRelations@Standex.com      inquiries@torotelproducts.com